Exhibit 99.1

NEWS

CONTACT:     Mike Keim
President, Univest Bank and Trust Co.
Chief Financial Officer, Univest Corporation of Pennsylvania
215-721-2511, keimm@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST
BANK AND TRUST CO. - REPORTS FOURTH QUARTER AND YEAR END EARNINGS

SOUDERTON, Pa., January 27, 2016 - Univest Corporation of Pennsylvania (“Univest” or "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. ("Bank") and its insurance, investments and equipment financing subsidiaries, today announced financial results for the quarter and year ended December 31, 2015. Univest reported net income of $7.2 million or $0.37 diluted earnings per share for the quarter ended December 31, 2015, a 38% increase from reported net income of $5.2 million or $0.32 diluted earnings per share for the quarter ended December 31, 2014. Net income for the year ended December 31, 2015 was $27.3 million or $1.39 diluted earnings per share, a 23% increase in net income compared to $22.2 million or $1.37 diluted earnings per share for the comparable period in the prior year. The quarter and year-to-date financial results include the Valley Green Bank acquisition which Univest completed on January 1, 2015 and now operates as Valley Green Bank, a Division of the Bank (“Valley Green Bank”). The results for the year ended December 31, 2015 included $2.0 million of integration and acquisition-related costs associated with Valley Green Bank, incurred during the first and second quarters, or $0.07 diluted earnings per share on a year-to-date tax affected basis. The fourth quarter and year-to-date results also include $540 thousand of acquisition-related costs associated with the pending acquisition of Fox Chase Bancorp, or $0.03 diluted earnings per share on a tax affected basis. Lastly, the results for the year ended December 31, 2015 also included $1.6 million of restructuring charges incurred in the second quarter, related to the consolidation of six financial centers in September 2015 under the Bank's optimization plan or $0.05 diluted earnings per share on a tax affected basis. Excluding these costs, net income for the year ended December 31, 2015, would have been $30.1 million or $1.54 diluted earnings per share.

Loans
Gross loans and leases increased $552.4 million from December 31, 2014, including $380.9 million of loans acquired from Valley Green Bank. Organic loan growth was 11% from December 31, 2014. The growth in loans was primarily in commercial real estate loans and residential real estate loans. Gross loans and leases increased $81.2 million from September 30, 2015 mainly due to growth in commercial business loans, commercial real estate loans and residential real estate loans. Organic loan growth was 4% (15% annualized) from September 30, 2015. The growth in loans during the year resulted from new and existing customer relationships as economic conditions continue to improve while interest rates remain at historical lows, lending team additions and market disruption created by other bank acquisitions.

Deposits
Total deposits increased $533.0 million from December 31, 2014, primarily due to $385.9 million of deposits acquired from Valley Green Bank and an increase in public funds.

Borrowings
Borrowings at December 31, 2015 included $50 million in aggregate principal amount fixed-to-floating rate subordinated notes issued in a private placement transaction to institutional accredited investors completed on March 30, 2015. The subordinated notes have a five-year, fixed rate of 5.10% and thereafter a rate of three-month LIBOR plus 3.544%, until the maturity date of March 30, 2025 or any early redemption date.

Net Interest Income and Margin
Net interest income increased $5.4 million to $23.3 million for the fourth quarter of 2015 from the same period in 2014. Net interest income increased $21.5 million for the year ended December 31, 2015 from the prior year. The net interest margin on a tax-equivalent basis for the fourth quarter of 2015 was 3.80%, compared to 3.89% for the third quarter of 2015 and 3.78% for the fourth quarter of 2014. The net interest margin in the fourth quarter was impacted by excess cash (3 basis points) as the Bank grew deposits in advance of anticipated loan growth. For the year, the net interest margin on a tax-equivalent basis was 3.96% compared to 3.87% in 2014. The increase in net interest income during 2015 was mainly due to the impact of the Valley Green Bank acquisition, which included the average net interest-earning assets acquired and the net accretion of acquisition accounting fair value adjustments (the impact of the acquisition accounting adjustments was four basis points for the fourth quarter of 2015 and nine basis points for the year ended December 31, 2015). The subordinated debt issuance increased funding costs by 14 basis points in the fourth quarter of 2015 and 10 basis points for the year ended December 31, 2015 from the comparable periods in the prior year.

Non-Interest Income
Non-interest income for the quarter ended December 31, 2015 was $13.3 million, an increase of $1.2 million or 10% from the fourth quarter of 2014. Non-interest income for the year ended December 31, 2015 was $52.9 million, an increase of $4.3 million or 9% from the prior year. Insurance commission and fee income increased $2.3 million for the year ended December 31, 2015, primarily due to the acquisition of Sterner Insurance on July 1, 2014. The net gain on mortgage banking activities increased $392 thousand for the quarter and $2.7 million for the year ended December 31, 2015, mainly due to an increase in purchase volume. Funded first mortgage volume for the quarter increased $4.8 million or 11%, and $72.5 million or 55% for the year ended December 31, 2015, compared to the same periods in 2014. In addition, the net gain on sales of investment securities increased $619 thousand for the quarter and $630 thousand for the year ended December 31, 2015. The increase in net gains on sales of investment securities is attributable to the Corporation's disciplined approach to evaluating market conditions for potential sales and timing of reinvestment. These favorable increases were partially offset by a decline in investment advisory commission and fee income of $1.1 million for the year ended December 31, 2015, primarily related to the fourth quarter of 2014 divestiture of approximately $375 million in marginally profitable assets under the supervision of independent consultants.

Non-Interest Expense
Non-interest expense for the quarter ended December 31, 2015 was $26.0 million, an increase of $3.5 million or 15%, compared to the fourth quarter of 2014. Non-interest expense for the year ended December 31, 2015 was $105.5 million, an increase of $18.3 million or 21% from the prior year. Non-interest expense was impacted by the Valley Green Bank acquisition which included integration and acquisition-related costs totaling $2.0 million for the year ended December 31, 2015 and $540 thousand in acquisition-related charges associated with the pending acquisition of Fox Chase Bancorp. Salaries and benefit expense increased $2.5 million for the quarter and $7.8 million for the year ended December 31, 2015, primarily attributable to the Valley Green Bank acquisition, additional staff hired to support revenue generation, increased pension plan expense and bonus accruals. The Sterner Insurance acquisition also impacted year-to-date salaries and benefits expense. This increase was partially offset by higher deferred loan origination costs. Premises and equipment expenses increased $529 thousand for the quarter and $2.9 million for the year ended December 31, 2015, mainly due to the Valley Green Bank acquisition and increased investments in computer equipment and software.

In addition, non-interest expense for the year ended December 31, 2015 included restructuring charges of $1.6 million recognized during the second quarter related to the consolidation of six financial centers in September 2015 under the Bank's optimization plan. The projected annualized savings from these consolidations is $1.9 million.

Asset Quality and Provision for Loan and Lease Losses
Non-accrual loans and leases, including non-accrual troubled debt restructured loans, were $14.2 million at December 31, 2015 compared to $20.8 million at September 30, 2015 and $17.3 million at December 31, 2014. During the fourth quarter of 2015, two non-accrual construction loans in loans held for sale were sold at their carrying amounts for $4.0 million in accordance with the agreement entered into during the second quarter of 2015. Net loan and lease charge-offs were $1.9 million during the fourth quarter of 2015 compared to $1.7 million for the fourth quarter of 2014. Net loan and lease charge-offs were $6.8 million for the year ended December 31, 2015 compared to $7.4 million in the prior year. Non-accrual loans and leases as a percentage of total loans and leases (held for investment and nonaccrual loans held for sale) were 0.65% at December 31, 2015 compared to 0.99% at September 30, 2015 and 1.07% at December 31, 2014. The provision for loan and lease losses was $917 thousand for the fourth quarter of 2015, compared to $648 thousand for the fourth quarter of 2014. The provision for loan and leases losses was $3.8 million for the year ended December 31, 2015, compared to $3.6 million in the prior year.

The allowance for loan and lease losses as a percentage of loans and leases held for investment was 0.81% at December 31, 2015, compared to 0.89% at September 30, 2015 and 1.27% at December 31, 2014. At December 31, 2015, the allowance for loan and lease losses as a percentage of loans and leases held for investment, excluding loans acquired in the Valley Green Bank acquisition which were recorded at fair value as of the acquisition date, was 0.94%. The allowance for loan and lease losses to nonaccrual loans and leases held for investment equaled 124.29% at December 31, 2015, compared to 110.58% at September 30, 2015 and 119.18% at December 31, 2014.

Capital
Univest continues to remain well-capitalized at December 31, 2015. Univest adopted the new Basel III regulatory capital rules during the first quarter of 2015 under the transition rules. Total risk-based capital at December 31, 2015 under Basel III was 13.32%, well in excess of the regulatory minimum for well-capitalized status of 10%.

Dividend
On November 25, 2015, Univest declared a quarterly cash dividend of $0.20 per share, payable on January 4, 2016. This represented a 3.91% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.

Conference Call
Univest will host a conference call to discuss fourth quarter and full year 2015 results on Thursday, January 28, 2016 at 9:00 am EST. The general public can access the call by dialing 1-888-317-6016. A replay of the conference call will be available through February 28, 2016 by dialing 1-877-344-7529; using Conference ID: 10079280. Participants may preregister at http://dpregister.com/10079280.

About Univest Corporation of Pennsylvania
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., has $2.9 billion in assets and $3.0 billion in assets under management and supervision through its Wealth Management lines of business. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.
# # #
This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
December 31, 2015
(Dollars in thousands)

Balance Sheet (Period End)	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Assets	$2,879,451	$2,851,568	$2,780,578	$2,757,495	$2,235,321
Investment securities	370,760	374,558	374,711	380,484	368,630
Loans held for sale	4,680	9,151	8,831	5,479	3,302
Loans and leases held for investment, gross	2,179,013	2,097,807	2,107,857	2,043,840	1,626,625
Allowance for loan and lease losses	17,628	18,620	19,602	20,934	20,662
Loans and leases held for investment, net	2,161,385	2,079,187	2,088,255	2,022,906	1,605,963
Total deposits	2,394,360	2,372,865	2,263,025	2,254,834	1,861,341
Noninterest-bearing deposits	541,460	519,767	519,026	509,183	449,339
NOW, money market and savings	1,398,494	1,361,827	1,288,318	1,293,165	1,159,409
Time deposits	454,406	491,271	455,681	452,486	252,593
Borrowings	73,588	70,531	110,480	91,423	41,974
Shareholders' equity	361,574	359,109	356,186	360,394	284,554

Balance Sheet (Average)	For the three months ended,					For the twelve months ended,
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014	12/31/2015	12/31/2014
Assets	$2,866,848	$2,804,578	$2,739,968	$2,691,513	$2,239,015	$2,776,283	$2,202,247
Investment securities	370,163	368,837	375,887	381,008	363,567	373,930	372,752
Loans and leases, gross	2,132,922	2,098,007	2,067,120	2,023,835	1,607,918	2,080,817	1,580,835
Deposits	2,393,655	2,325,049	2,242,217	2,237,830	1,875,938	2,300,184	1,844,988
Shareholders' equity	360,521	357,150	359,154	362,125	291,547	359,725	287,038

Asset Quality Data (Period End)
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases and nonaccrual loans held for sale	$14,183	$20,838	$17,697	$18,604	$17,337
Accruing loans and leases 90 days or more past due	379	428	287	1,063	451
Accruing troubled debt restructured loans and leases	5,245	4,789	6,099	5,341	5,469
Other real estate owned	1,276	955	955	955	955
Nonperforming assets	21,083	27,010	25,038	25,963	24,212
Allowance for loan and lease losses	17,628	18,620	19,602	20,934	20,662
Nonaccrual loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	0.65%	0.99%	0.84%	0.91%	1.07%
Nonperforming loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	0.91%	1.24%	1.14%	1.22%	1.43%
Allowance for loan and lease losses / Loans and leases held for investment	0.81%	0.89%	0.93%	1.02%	1.27%
Allowance for loan and lease losses/Loans and leases held for investment (excluding acquired loans at period-end)	0.94%	1.06%	1.12%	1.26%	1.27%
Allowance for loan and lease losses / Nonaccrual loans and leases held for investment	124.29%	110.58%	143.11%	112.52%	119.18%
Allowance for loan and lease losses / Nonperforming loans and leases held for investment	89.00%	84.43%	97.60%	83.71%	88.84%
Acquired credit impaired loans	$1,253	$1,379	$1,876	$1,631	$—

	For the three months ended,					For the twelve months ended,
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014	12/31/2015	12/31/2014
Net loan and lease charge-offs	$1,909	$1,652	$2,473	$802	$1,748	$6,836	$7,439
Net loan and lease charge-offs (annualized)/Average loans and leases	0.36%	0.31%	0.48%	0.16%	0.43%	0.33%	0.47%

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
December 31, 2015
(Dollars in thousands, except per share data)
	For the three months ended,					For the twelve months ended,
For the period:	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014	12/31/2015	12/31/2014
Interest income	$25,623	$25,585	$25,513	$24,738	$18,995	$101,459	$75,885
Interest expense	2,278	2,220	2,133	1,434	1,039	8,065	3,996
Net interest income	23,345	23,365	23,380	23,304	17,956	93,394	71,889
Provision for loan and lease losses	917	670	1,141	1,074	648	3,802	3,607
Net interest income after provision	22,428	22,695	22,239	22,230	17,308	89,592	68,282
Noninterest income:
Trust fee income	2,030	1,904	2,154	1,820	2,143	7,908	7,835
Service charges on deposit accounts	1,059	1,069	1,039	1,063	1,096	4,230	4,230
Investment advisory commission and fee income	2,583	2,687	2,740	2,763	2,760	10,773	11,904
Insurance commission and fee income	3,073	3,232	3,434	4,146	2,896	13,885	11,543
Bank owned life insurance income	425	306	211	353	461	1,295	1,628
Net gain on sales of investment securities	697	296	181	91	78	1,265	635
Net gain on mortgage banking activities	1,090	1,123	1,367	1,258	698	4,838	2,182
Net gain on sales of other real estate owned	—	14	—	—	—	14	195
Other income	2,355	2,224	2,225	1,937	1,944	8,741	8,499
Total noninterest income	13,312	12,855	13,351	13,431	12,076	52,949	48,651
Noninterest expense:
Salaries and benefits	12,828	11,970	11,957	13,314	10,297	50,069	42,245
Commissions	1,894	2,174	2,155	1,814	2,052	8,037	7,637
Premises and equipment	3,897	3,924	3,743	4,047	3,368	15,611	12,668
Professional fees	870	1,096	1,066	807	765	3,839	3,164
Intangible expense	178	710	893	786	405	2,567	2,167
Acquisition-related costs	540	—	41	466	531	1,047	1,270
Integration costs	6	—	110	1,374	—	1,490	8
Restructuring charges	—	—	1,642	—	—	1,642	—
Other expense	5,816	5,369	5,225	4,803	5,144	21,213	18,095
Total noninterest expense	26,029	25,243	26,832	27,411	22,562	105,515	87,254
Income before taxes	9,711	10,307	8,758	8,250	6,822	37,026	29,679
Income taxes	2,553	2,779	2,292	2,134	1,632	9,758	7,448
Net income	$7,158	$7,528	$6,466	$6,116	$5,190	$27,268	$22,231
Per common share data:
Book value per share	$18.51	$18.41	$18.21	$18.18	$17.54	$18.51	$17.54
Net income per share:
Basic	$0.37	$0.39	$0.33	$0.31	$0.32	$1.39	$1.37
Diluted	$0.37	$0.39	$0.33	$0.31	$0.32	$1.39	$1.37
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.80	$0.80
Weighted average shares outstanding	19,525,701	19,506,609	19,675,002	19,951,242	16,215,580	19,663,039	16,234,959
Period end shares outstanding	19,530,930	19,502,613	19,559,941	19,820,824	16,221,607	19,530,930	16,221,607

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
December 31, 2015

	For the three months ended,					For the twelve months ended,
Profitability Ratios (annualized)	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014	12/31/2015	12/31/2014
Return on average assets	0.99%	1.06%	0.95%	0.92%	0.92%	0.98%	1.01%
Return on average assets, excluding integration and acquisition-related costs and restructuring charges	1.06%	1.06%	1.12%	1.10%	1.01%	1.09%	1.06%
Return on average shareholders' equity	7.88%	8.36%	7.22%	6.85%	7.06%	7.58%	7.74%
Return on average shareholder's equity, excluding integration and acquisition-related costs and restructuring charges	8.42%	8.36%	8.52%	8.19%	7.78%	8.38%	8.11%
Return on average tangible common equity, excluding integration and acquisition-related costs and restructuring charges	12.92%	12.91%	13.12%	12.48%	10.73%	12.86%	11.12%
Net interest margin (FTE)	3.80%	3.89%	4.03%	4.12%	3.78%	3.96%	3.87%
Efficiency ratio (1)	68.10%	66.96%	70.29%	71.68%	71.46%	69.27%	69.01%
Efficiency ratio (1), excluding integration and acquisition-related costs and restructuring charges	66.67%	66.96%	65.60%	66.87%	69.78%	66.52%	68.00%

Capitalization Ratios
Dividends declared to net income	54.08%	51.79%	60.49%	65.26%	62.49%	57.35%	58.40%
Shareholders' equity to assets (Period End)	12.56%	12.59%	12.81%	13.07%	12.73%	12.56%	12.73%
Tangible common equity to tangible assets	8.58%	8.56%	8.67%	8.91%	9.49%	8.58%	9.49%

Regulatory Capital Ratios (Period End) (2)
Tier 1 leverage ratio	9.69%	9.75%	9.89%	10.16%	10.55%	9.69%	10.55%
Common equity tier 1 risk-based capital ratio	10.63%	10.85%	10.77%	11.09%	—	10.63%	—%
Tier 1 risk-based capital ratio	10.63%	10.85%	10.77%	11.09%	11.79%	10.63%	11.79%
Total risk-based capital ratio	13.32%	13.69%	13.65%	14.09%	12.91%	13.32%	12.91%

(1) Total operating expenses to net interest income before loan loss provision plus non-interest income adjusted for tax equivalent income.
(2) Ratios for 2015 are reported under BASEL III regulatory capital rules. On January 1, 2015, the BASEL III rules became effective, subject to transition provisions primarily relating to regulatory deductions and adjustments impacting common equity tier 1 capital and tier 1 capital, to be phased in over a three-year period beginning January 1, 2015. Ratios for 2014 are reported under BASEL I.

Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential
	For the Three Months Ended December 31,
Tax Equivalent Basis	2015			2014
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$75,782	$58	0.30%	$48,393	$32	0.26%
U.S. government obligations	105,635	300	1.13	127,561	320	1.00
Obligations of state and political subdivisions	105,415	1,292	4.86	103,682	1,365	5.22
Other debt and equity securities	159,113	1,029	2.57	132,324	644	1.93
Total interest-earning deposits and investments	445,945	2,679	2.38	411,960	2,361	2.27
Commercial, financial, and agricultural loans	409,184	3,950	3.83	380,379	3,711	3.87
Real estate—commercial and construction loans	870,620	9,822	4.48	625,636	6,773	4.30
Real estate—residential loans	530,550	5,967	4.46	308,630	3,111	4.00
Loans to individuals	29,900	403	5.35	29,801	413	5.50
Municipal loans and leases	218,585	2,572	4.67	191,206	2,320	4.81
Lease financings	74,083	1,567	8.39	72,266	1,597	8.77
Gross loans and leases	2,132,922	24,281	4.52	1,607,918	17,925	4.42
Total interest-earning assets	2,578,867	26,960	4.15	2,019,878	20,286	3.98
Cash and due from banks	33,787			33,140
Reserve for loan and lease losses	(18,858)			(22,315)
Premises and equipment, net	41,699			36,186
Other assets	231,353			172,126
Total assets	$2,866,848			$2,239,015
Liabilities:
Interest-bearing checking deposits	$386,243	$79	0.08	$316,827	$43	0.05
Money market savings	391,891	348	0.35	320,559	159	0.20
Regular savings	595,019	141	0.09	523,768	79	0.06
Time deposits	477,524	1,034	0.86	256,637	751	1.16
Total time and interest-bearing deposits	1,850,677	1,602	0.34	1,417,791	1,032	0.29
Short-term borrowings	21,189	2	0.04	41,048	7	0.07
Subordinated notes (1)	49,358	674	5.42	—	—	—
Total borrowings	70,547	676	3.80	41,048	7	0.07
Total interest-bearing liabilities	1,921,224	2,278	0.47	1,458,839	1,039	0.28
Noninterest-bearing deposits	542,978			458,147
Accrued expenses and other liabilities	42,125			30,482
Total liabilities	2,506,327			1,947,468
Shareholders' Equity:
Common stock	110,271			91,332
Additional paid-in capital	121,028			62,743
Retained earnings and other equity	129,222			137,472
Total shareholders' equity	360,521			291,547
Total liabilities and shareholders' equity	$2,866,848			$2,239,015
Net interest income		$24,682			$19,247
Net interest spread			3.68			3.70
Effect of net interest-free funding sources			0.12			0.08
Net interest margin			3.80%			3.78%
Ratio of average interest-earning assets to average interest-bearing liabilities	134.23%			138.46%

(1) The interest rate on subordinated notes is calculated on a 30/360 day basis at a rate of 5.10%. The balance is net of debt issuance costs which are amortized to interest expense.

Notes: For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended December 31, 2015 and 2014 have been calculated using the Corporation’s federal applicable rate of 35.0%.

Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential
	For the Twelve Months Ended December 31,
Tax Equivalent Basis	2015			2014
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$38,515	$95	0.25%	$33,482	$81	0.24%
U.S. government obligations	123,593	1,375	1.11	128,487	1,287	1.00
Obligations of state and political subdivisions	107,204	5,303	4.95	106,365	5,554	5.22
Other debt and equity securities	143,133	3,296	2.30	137,900	2,702	1.96
Federal funds sold	1,831	2	0.11	—	—	—
Total interest-earning deposits, investments and federal funds sold	414,276	10,071	2.43	406,234	9,624	2.37
Commercial, financial, and agricultural loans	422,507	16,901	4.00	392,747	15,636	3.98
Real estate—commercial and construction loans	849,161	39,275	4.63	608,602	26,454	4.35
Real estate—residential loans	499,208	22,789	4.57	293,610	11,987	4.08
Loans to individuals	29,653	1,587	5.35	33,675	2,040	6.06
Municipal loans and leases	208,236	9,890	4.75	180,914	8,767	4.85
Lease financings	72,052	6,240	8.66	71,287	6,404	8.98
Gross loans and leases	2,080,817	96,682	4.65	1,580,835	71,288	4.51
Total interest-earning assets	2,495,093	106,753	4.28	1,987,069	80,912	4.07
Cash and due from banks	33,025			32,710
Reserve for loan and lease losses	(20,447)			(24,287)
Premises and equipment, net	40,891			35,099
Other assets	227,721			171,656
Total assets	$2,776,283			$2,202,247
Liabilities:
Interest-bearing checking deposits	$369,611	$269	0.07	$314,784	$172	0.05
Money market savings	368,392	1,205	0.33	295,209	373	0.13
Regular savings	582,647	533	0.09	535,346	317	0.06
Time deposits	461,968	4,000	0.87	264,591	3,102	1.17
Total time and interest-bearing deposits	1,782,618	6,007	0.34	1,409,930	3,964	0.28
Short-term borrowings	35,932	35	0.10	41,215	32	0.08
Subordinated notes (1)	37,431	2,023	5.40	—	—	—
Total borrowings	73,363	2,058	2.81	41,215	32	0.08
Total interest-bearing liabilities	1,855,981	8,065	0.43	1,451,145	3,996	0.28
Noninterest-bearing deposits	517,566			435,058
Accrued expenses and other liabilities	43,011			29,006
Total liabilities	2,416,558			1,915,209
Shareholders' Equity:
Common stock	110,271			91,332
Additional paid-in capital	120,565			62,163
Retained earnings and other equity	128,889			133,543
Total shareholders' equity	359,725			287,038
Total liabilities and shareholders' equity	$2,776,283			$2,202,247
Net interest income		$98,688			$76,916
Net interest spread			3.85			3.79
Effect of net interest-free funding sources			0.11			0.08
Net interest margin			3.96%			3.87%
Ratio of average interest-earning assets to average interest-bearing liabilities	134.44%			136.93%

(1) The interest rate on subordinated notes is calculated on a 30/360 day basis at a rate of 5.10%. The balance is net of debt issuance costs which are amortized to interest expense.

Notes: For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the twelve months ended December 31, 2015 and 2014 have been calculated using the Corporation’s federal applicable rate of 35.0%.